Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in R.R. Donnelley & Sons Company’s previously filed Form S-8 Registration Statement Nos. 333-87430 and 333-55788 for the R.R. Donnelley & Sons Company 2000 Broad-Based Stock Incentive Plan, 333-83414 for the R.R. Donnelley & Sons Company Nonqualified Deferred Compensation Plan, 333-37042 for the R.R. Donnelley & Sons Company 2000 Stock Incentive Plan, 333-80995 for the Donnelley Deferred Compensation and Voluntary Savings Plan, 033-61387 for the R.R. Donnelley & Sons Company 1995 Stock Incentive Plan and 033-52805 for the Donnelley Shares Stock Option Plan; and in R.R. Donnelley & Sons Company’s previously filed Form S-3 Registration Statement Nos. 333-83382 for the R.R. Donnelley & Sons Company Debt Securities, Common Stock and Preferred Stock, 333-44303 for the R.R. Donnelley & Sons Company Common Stock and 033-57807 for the R.R. Donnelley & Sons Company Debt Securities of our report related to R.R Donnelley & Sons Company dated January 21, 2003 (which expressed an unqualified opinion and included explanatory paragraphs as to the Company’s change in the composition of its reportable segments in 2002 and the Company’s change in its accounting for goodwill and intangible assets in 2002 and our audit of the transitional adjustments related to these changes reflected in the 2001 and 2000 financial statements), appearing in this Annual Report on Form 10-K of R.R. Donnelley & Sons Company for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP

Chicago, Illinois

February 14, 2003